EXHIBIT 10.17


                    Doskocil Companies Incorporated
                    2601 NW Expressway
                    Oklahoma City, OK  73112



                                        May 3, 1994


     PERSONAL AND CONFIDENTIAL

     Mr. Robert S. Wright
     International Multifoods Foodservice Corp.
     2030 Iowa Avenue
     Riverside, CA  92507-2463


     Dear Mr. Wright:

               Doskocil Companies Incorporated (the "Company") considers it essential to the best interests of the Company to have your services available to Doskocil Prepared Foods Company ("Prepared Foods"). In order to secure your services as Senior Vice President of the Company, the Company has offered and you have accepted the terms and conditions for employment set forth in this letter agreement (this "Agreement").

               1.  Services to be Provided.  You agree to
     devote substantially all of your business time and atten-tion to performing your duties hereunder which include the following:

               a. Responsibility for the day-to-day operation of Prepared Foods. All senior personnel of Prepared F-oods will report to you.

               b.  Responsibility for the development and
     execution of the marketing plan for Prepared Foods.

               c.  Responsibility for any integration of
     Prepared Foods and the Company's current operations.

               d. Responsibility for maintaining and negoti-ating modifications and revisions as necessary to supply and co-packaging agreements of Prepared Foods.

               e. Assisting in the development and execution of Prepared Foods annual operating plan and five (5) year strategic plan.

               f. Assisting the Company in its interactions with its banks, Wall Street and other financing sources and outside constituencies.

               g. Any other executive duties and responsibil-ities which may be assigned to you in writing from time-to-time by the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or by the Board of Directors of the Company.

               You shall report to the Chief Executive Officer of the Company, or to his successor or designee, or to such other executive of the Company of comparable rank as the Board of Directors of the Company may direct in writing. In the performance of your employment duties, you shall comply with the Company's policies, copies of which have been previously provided to you.

               2. Term. The term of this Agreement shall be the period commencing on the Effective Date and expiring on the third anniversary of the Effective Date (the "Term"), unless extended, as set forth below, or other-wise terminated pursuant to the provisions of this Agree-ment. As used in this Agreement, the "Effective Date" shall be the Closing Date as defined in that certain Stock Purchase Agreement between International Multifoods Corporation and Doskocil Companies Incorporated, dated as of March 17, 1994. Upon the third anniversary of the Effective Date and on each subsequent annual anniversary thereafter, the Term shall be extended for one additional year unless, no later than sixty days prior to such anniversary, either party to this Agreement shall have given notice to the other that it does not wish to extend the Term.

               3. Compensation. During the Term, the Company shall provide you with the following minimum compensation and benefits:

               a. Salary. You shall be paid at the rate of $250,000 per annum (such payment shall be referred to in this Agreement as the "Base Compensation"), payable twice monthly in accordance with the policy of the Company. These payments will be subject to withholding for all applicable taxes.

               b.  Bonus.

               (i) During the Term, the Company shall pay you one annual cash bonus per year (the "Annual Bonus") be-tween $50,000 and $325,000, subject to adjustment as provided in this Agreement, conditioned upon Prepared Foods achieving the following performance targets (each such target is referred to in this Agreement as an "EBITDA Target"). The Annual Bonus will be prorated between each target percentage specified in the table below under "% of Target".

                Total
               "Annual
   % of         Bonus"
  Target       Payment         EBITDA ($ in millions) Target
  ______       _______         _____________________________
                            1994      1995      1996      1997
                            ____      ____      ____      ____
                          7/1/94-   1/1/95-   1/1/96-   1/1/97-
                          12/31/94  12/31/95  12/31/96  6/30/97
                          ________  ________  ________  ________

    90%       $ 50,000     $ 9.0      $19.1     $21.2    $10.8

   100%       $150,000     $10.0      $21.2     $23.6    $12.0

   110%       $225,000     $11.0      $23.3     $26.0    $13.2

   125%       $325,000     $12.5      $26.5     $29.5    $15.0


     Each of the periods appearing in the table above under "EBITDA ($ in millions) Target" is referred to in this Agreement as a "Bonus Period."

                (ii) The Annual Bonus for the 1994 Bonus Peri-od will be equal to the Annual Bonus as prorated pursuant to the second sentence of subparagraph (b)(i) multiplied by a fraction (x) the numerator of which is the number of calendar days during which you are employed by the Compa-ny in 1994 and (y) the denominator of which is 365. The Annual Bonus for the 1997 Bonus Period will be equal to the Annual Bonus as prorated pursuant to the second sen-tence of subparagraph (b)(i) divided by 2. The EBITDA Target for the 1997 Bonus Period of July 1, 1997 to December 31, 1997 will be determined in 1997.

                (iii) Notwithstanding anything to the contrary contained in this Agreement, in the event your employment with the Company is terminated pursuant to Section 4 of this Agreement prior to the end of any Bonus Period and you are entitled to a bonus payment pursuant to subpara-graphs (b)(i) and (ii) of this Section 3 and pursuant to
     Section 5 of this Agreement, the amount of such bonus payment shall be equal to the Annual Bonus for such Bonus Period multiplied by a fraction (x) the numerator of which is the number of calendar days prior to the Termi-nation Date (as defined in Section 4 of this Agreement) for such Bonus Period and (y) the denominator of which is 365; provided however that the Annual Bonus for the 1994 Bonus Period shall not be reduced by the provisions of this subparagraph (iii). The Annual Bonus, as reduced pursuant to the provisions of this Agreement, is referred
     to in   this Agreement as the "Reduced Bonus."

               (iv) The Annual Bonus or the Reduced Bonus, as the case may be, will be paid when the other bonuses of senior executives of the Company are or would be paid, according to the policy of the Company.

               c. Expenses. The Company shall promptly reim-burse you for all reasonable expenses incurred by you in connection with your employment pursuant to the terms of this Agreement during the Term, provided you properly account therefor in accordance with the policy of the Company as in effect from time-to-time.

               d. Vacations. The Company shall provide you with vacation in accordance with the comparable standard policy for other senior executives of the Company but in no case less than three weeks per year during the Term, to be taken by you at such time or times as shall be mutually convenient to you and to the Company.

               e. Other Benefits. In addition to the afore-mentioned items, the Company shall provide or make avail-able to you such pension and welfare benefit plans and programs of the Company as are provided to other senior executives of the Company (other than executives who are also employees of affiliated entities), and to receive benefits thereunder, in accordance with their respective terms or in accordance with plans or programs providing you with at least substantially equivalent benefits. You shall also be eligible to participate in the 401(k) plan of the Company during the Term. Except as otherwise set forth in this Agreement, it is understood that you will not participate in any other stock option, bonus or severance plan of the Company. In addition, the Company shall provide you during the Term with a car allowance in accordance with the practice of the Company as of the Effective Date.

               f. Stock Options. As soon as practicable, but in no event later than 90 days after the Effective Date, the Company shall cause to be executed, and you shall execute, a stock option agreement with respect to stock options to be granted to you pursuant thereto (the "Wright Option Agreement"). Pursuant to the Wright Option Agreement:

               (i) The Company will immediately grant you op-tions to purchase 30,000 shares of the common stock of the Company at a per share price of $10.75. The options shall not be exercisable or vested on the Effective Date, but one-third of the options described in this paragraph
     (f)(i) shall become exercisable and vest on each of the first, second and third anniversaries of the Effective Date.

               (ii) On the first anniversary of the Effective Date, if the EBITDA of the Prepared Foods Division (Specialty Brands) for the twelve months ended at the first anniversary of the Effective Date is greater than or equal to $20.0 million, the Company will grant you op-tions to purchase 15,000 shares of the common stock of the Company at a per share price equal to the market closing price of the common stock of the Company on the business day immediately prior to the first anniversary of the Effective Date. The options shall not be exercis-able or vested on the date of grant, but one-third of the options described in this paragraph (f)(ii) shall become exercisable and vest on each of the first, second and third anniversaries of the date of grant.

               (iii) On the second anniversary of the Effec-tive Date, if the EBITDA of the Prepared Foods Division
     (Specialty Brands) for the twelve months ended at the second anniversary of the Effective Date is greater than or equal to $22.0 million, the Company will grant you op-tions to purchase 15,000 shares of the common stock of the Company at a per share price equal to the market closing price of the common stock of the Company on the business day immediately prior to the second anniversary of the Effective Date. The options shall not be exercis-able or vested on the date of grant, but one-third of the options described in this paragraph (f)(iii) shall become exercisable and vest on each of the first, second and third anniversaries of the date of grant.

     Each option granted pursuant to this Section 3 shall expire 10 years after such option is granted. If you cease to be employed by the Company for any reason, unvested options shall lapse and the maturity of the vested options will accelerate to one year thereafter.

               4. Termination During The Term. Your employ-ment hereunder may terminate for any of the following reasons.

               a.  Death.  Your employment shall terminate
     upon your "Death."

               b. Disability. If, as a result of your inca-pacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for any six months within any consecu-tive twelve month period, your employment may be termi-nated for "Disability."

               c. Cause. Termination by the Company of your employment for "Cause" shall mean termination based upon
     (i) your indictment for, or conviction of, any felony or any crime involving moral turpitude, (ii) your committing of any theft, fraud or embezzlement which results in your gain or personal enrichment at the expense of the Compa-ny, (iii) your failure to follow instructions of the Chief Executive Officer of the Company, or his successor or designee, or such other executive of the Company of comparable rank as the Board of Directors of the Company may direct, or of the Board of Directors of the Company,
     (iv) your inability to perform your duties and responsi-bilities as a result of addiction to alcohol or drugs, other than drugs legally prescribed and administered by a duly licensed physician or (v) your breach of any of your obligations under this Agreement including but not limit-ed to breaches of Sections 7, 8 or 9 of this Agreement. You may not be terminated for Cause unless the Company has first specified the act, omission or breach forming the basis for such termination in the Notice of Termina-tion (as hereinafter defined) and you have failed or re-fused to correct such act, omission or breach within ten days of receipt of the Notice of Termination or such act, omiss ion or breach is incapable of being cured.

               d. Voluntary Termination. You may voluntarily terminate your employment at any time during the Term (a
     "Voluntary Termination").

               e.  Notice of Termination.  Any purported
     termination of your employment shall be communicated by written Notice of Termination to the other party hereto in accordance with this Section 4(e). For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termina-tion provision in this Agreement relied upon and which shall specify a date as your last day of employment (the "Termination Date").

               5.  Compensation Upon Termination or During
     Disability. Upon termination of your employment or during a period of Disability, you shall be entitled to the following benefits:

               a. If your employment shall terminate during the Term by reason of your Death, the Company shall pay your estate your Base Compensation through the expiration of the Term (the "Continued Compensation Period"), and the Annual Bonus or the Reduced Bonus, as the case may be, for the Bonus Period in which the Termination Date occurs. Thereafter, the Company and its affiliates shall have no further obligations to you other than as provided in this Agreement.

               b. During any period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive your Base Compensation during such period, and the Annual Bonus or the Reduced Bonus, as the case may be, for the Bonus Period in which the Disability occurs. During such period that you fail to perform your full-time duties with the Company as a result of your Disability, you shall continue to receive all compensation payable to you under the Company's disability benefit programs then in effect during such period, unless and until this Agree-ment shall be terminated pursuant to Section 4(b) of this Agreement.

               c. If your employment shall terminate during the Term by reason of your Disability, you shall continue to receive your Base Compensation through the Continued Compensation Period, and the Annual Bonus or the Reduced Bonus, as the case may be, for the Bonus Period in which the Termination Date occurs. You shall also continue to receive all compensation payable to you under the Com pany's disability benefit programs then in effect through the expiration of the Term; thereafter, your benefits shall be determined under the retirement, insurance and other compensation programs (other than the bonus ar rangements described in Section 3(b) of this Agreement) of the Company then in effect in accordance with the terms of such programs.

               d. If your employment shall be terminated by the Company for Cause or as a result of a Voluntary Termination, the Company shall pay you your Base Compen-sation through the date specified as your last day of employment in the Notice of Termination, and the Company and its affiliates shall have no further obligations to you under this Agreement.

               e.  If your employment shall be terminated
     during the Term by the Company other than for Death, Cause or Disability or other than as a result of a Volun-tary Termination:

               (i) then the Company shall pay you your Base Compensation through the Continued Compensation Period, and the Annual Bonus or the Reduced Bonus, as the case may be, for the Bonus Period in which the Termination Date occurs. You shall not be entitled to Base Compensa-tion during the Continued Compensation Period and, as the case may be, the Annual Bonus or Reduced Bonus if, at any time during the Continued Compensation Period, you engage in any activities, directly or indirectly, that are competitive in any way with the Company, Prepared Foods or the combined businesses, or engage in any business-related activities involving the food products industry, or are otherwise in violation of the provisions of Sec-tion 7 of this Agreement.

               (ii) then through the Continued Compensation Period, the Company or its affiliates shall arrange to provide you, as promptly as practicable, with life, dis-ability, accident and health insurance benefits substan-tially similar to those which you were receiving or entitled to receive immediately prior to the Notice of Termination. You shall not be entitled to any benefits pursuant to this Section 5(d)(ii) during the Continued Compensation Period if, at any time during the Continued Compensation Period, you engage in any activities, di-rectly or indirectly, that are competitive in any way with the Company, Prepared Foods or the combined busi-nesses, or engage in any business-related activities involving the food products industry, or are otherwise in violation of the provisions of Section 7 of this Agree-ment.

               f. In addition to all other amounts payable to you under this Section 5, you shall be entitled to re-ceive all benefits payable to you under the plans or agreements of the Company relating to retirement benefits pursuant to the terms of such plans.

               6. Successors; Binding Agreement. This Agree-ment and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder. Notwithstanding the fore-going, the Company may assign its rights under this Agreement, but no such assignment shall relieve the Company of its obligations hereunder. This Agreement shall be void and of no further force and effect if the Effective Date shall not have occurred.

               7. Non-Competition. Notwithstanding anything to the contrary contained in this Agreement, you may not engage, anywhere in the United States, in any activities, directly or indirectly, that are competitive in any way with the Company, Prepared Foods or the combined busi-nesses, and may not engage in any business-related activ-ities involving those products currently produced or under development by Prepared Foods until the earlier of
     (a) the first anniversary of the termination of your em-ployment under this Agreement or (b) the expiration of the Term. The parties hereto agree that the duration and the geographic area for which the covenant not to compete set forth in this Section 7 is to be effective are rea-sonable. However, in the event that any court determines that the time period or the geographic area, or both of them, are unreasonable and that such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and for the greatest area that would not render it unenforceable. The parties hereto agree that the covenant shall be deemed to be a series of separate covenants, one of each and every state or county of the geographic area where the covenant not to compete is intended to be effective. Notwithstanding the any-thing to the contrary in this Section 7, ownership of less than five percent of the voting stock of any public-ly held corporation shall not constitute a violation of this Section 7.

               8. Non-Solicitation. From the Effective Date of this Agreement until the first anniversary of the termination of your employment under this Agreement, you agree not to solicit any individuals or business entities that were customers of the Company, Prepared Foods or the combined business during your employment and any prospec-tive customers with respect to whom the Company has initiated contacts during the twelve months preceding the termination of your employment. You further agree that for this same period you shall not, directly or indirect-ly, solicit any employees of the Company, Prepared Foods or the combined business to leave the employ of the Company, Prepared Foods or the combined business.

               9. Confidential Information. During the Term and at all times thereafter, you shall not, without the prior written consent of the Company (except as may be required in connection with any judicial or administra-tive proceeding or inquiry) disclose to any person, other than an officer or director of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties hereunder, any confidential information obtained by you while in the employ of the Company with respect to the business of the Company, Prepared Foods or the combined business, assets or operations, including confidential information relat-ing to the properties, accounts, books, records, sup-plies, trade secrets and contracts of the Company, Pre-pared Foods or the combined business.

               10. Return of Documents. Upon termination of your employment for any reason, you agree to return all documents and other property provided to you or prepared by yo u during your employment with the Company.

               11.  Notice.  For the purpose of this Agree-
     ment, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

               12. Disputes. Any controversy or claim aris-ing out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the matter to binding arbitration in New York, New York by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and you, and judg-ment may be entered on the arbitrator's award in any court of competent jurisdiction.

               13.  Miscellaneous.  No provision of this
     Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by you and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or other-wise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All descrip-tive headings in this Agreement are inserted for conve-nience only and shall be disregarded in construing or applying any provision of this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations under Sections 5, 7, 8 and 9 shall survive the expiration of this Agreement or the termination of your employment.

                14.  Validity.  The invalidity or
     unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                15.  Counterparts.  This Agreement may be
     executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          If you agree that this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                              Sincerely,


                              DOSKOCIL COMPANIES INCORPORATED



                              By:(John T. Hanes)
                                 Name:  John T. Hanes
                                 Title: Chairman and Chief
                                        Executive Officer

                              (R. Randolph Devening)
                              R. Randolph Devening
                              August 17, 1994


Agreed to this 3rd day
of May, 1994



(Robert S. Wright)
Robert S. Wright

                                              January 3, 1995



Mr. Robert S. Wright
Specialty Brands
2030 Iowa Avenue, Building C-100
Riverside, CA  92507

Dear Bob:

     This letter will serve as an amendment to certain sections of your employment agreement dated 5/3/94. Other than the specific sections referenced in this letter, all other sections of the agreement remain in effect as written on May 3, 1994.

     With reference to paragraph 3(b)(i) the annual bonus will be computed based on the Senior Management Incentive program as long as the bonus under that program is not less than that calculated under paragraph 3(b)(i) of the 5/3/94 agreement.

     Stock options totalling 30,000 shares as provided in paragraph 3(f)(ii) and 3(f)(iii) will now be provided by a performance option grant of 38,814 shares with an option price of $9.00 per share.

     If you are in agreement with these two modifications to the May 3, 1994 Employment Agreement, please sign the copy of this letter.

                                 Sincerely,


                                 (R. Randolph Devening)
                                 R. Randolph Devening
                                 Chairman, President and
                                 Chief Executive Officer

Agreed:



(Robert S. Wright)                      January 6, 1995
Robert S. Wright                        Date